Harleysville National Corporation to
Acquire Willow Financial Bancorp

Offer Price per Share	$10.28
Aggregate Transaction Value based on closing stock price at May 20, 2008	$162 Million
Form of Consideration	100% stock Stock - fixed exchange ratio
Exchange Ratio	0.7300 Shares of HNBC
Collar / Walkaway Provisions	None
Treatment of Options	Rolled into HNBC options
Break-up Fee	$7.0 million (4.3% of deal value)
Due Diligence	Completed
Expected Closing	Fourth Quarter 2008
Social Issues	
Board Seats	Two board seats
Agreements	One year employment agreement with CEO Donna Coughey

Key Terms of Merger Agreement

(Dollars in Thousands)	**9/30/2007**
Total Assets ($)	1,568,858
Total Net Loans ($)	1,091,143
Deposits ($)	1,045,520
Tang. Equity / Tang. Assets (%)	6.19
NPAs / Assets (%)	0.30
NCOs / Avg Loans (%)	0.04
Reserves / Loans (%)	1.12

Source: SNL Financial
Willow Financial Bancorp, Inc.

County	Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Median HH Income '07 ($)	HH Income Change '00-'07 (%)	Projected HH Income Change '07-'12 (%)
New Counties							
Philadelphia	25	3	68,560	0.2	39,541	28.5	17.5
Overlapping Counties							
Bucks	13	12	348,908	2.9	78,883	32.1	21.2
Chester	7	15	521,255	5.8	85,956	32.6	22.1
Montgomery	4	32	2,170,681	10.7	79,785	31.1	21.3
Current Counties							
Berks	9	4	150,861	2.2	56,332	26.0	16.4
Carbon	2	4	167,742	18.8	44,137	25.7	16.8
Lehigh	3	11	435,681	7.6	56,725	30.1	19.2
Monroe	9	1	50,914	2.4	57,768	24.8	14.9
Northampton	13	2	50,619	1.1	58,306	28.9	18.3
PA Totals		**84**	**3,965,221**				

Philadelphia
Allentown
Bethlehem
NEW JERSEY

Source: SNL Financial
Expansion - Franchise Accretive

 • Nationwide Bank and Thrift Transactions announced after 1/1/2007 with a deal value between $100.0 M and $500.0 M (39 transactions)
 • Regional (a) Bank and Thrift Transactions announced after 1/1/2007 (25 transactions)
 • Nationwide Bank and Thrift Transactions announced after 1/1/2007 with the target’s ROAE less than 5.00% and ROAA less than 0.50% (29 transactions)
(a) Regional defined as DC, DE, MD, NJ, NY & PA
Source: SNL Financial
Tangible
Deal
Market
Book
Book
LTM
Franchise
Value
Premium
Value
Value
Earnings
Premium

(2)
Comparable Transactions
($mm)
(%)
(%)
(%)
(x)
(%)
Harleysville /
Willow Financial
(1)
Nationwide Bank and Thrift Deals
164.4

22.9

258.0

265.3

22.1

23.6

Regional Bank and Thrift Deals
130.7

26.0

218.8

228.3

24.3

16.5

Performance based Bank and Thrift Deals
26.1

32.1

151.5

160.9

45.8

8.4

162.1

32.8

101.4

179.3

Price to
27.8

7.0

Attractive - Pricing